Exhibit 21.1

Subsidiaries of ICG Group, Inc.

Name	Jurisdiction of Incorporation

Internet Capital Group Operations, Inc.	Delaware
ICG Holdings, Inc.	Delaware
ICG Relay Holdings, Inc.	Delaware
2008 Internet Capital LP	Delaware
2009 Internet Capital LP	Delaware
Acquirgy, Inc.	Delaware
Anthem Ventures Annex Fund, L.P.	Delaware
Anthem Ventures Fund, L.P.	Delaware
Anthem Venture Investors, LLC	Delaware
Channel Intelligence, Inc.	Delaware
Freeborders, Inc.	Delaware
GoIndustry DoveBid plc	United Kingdom
GovDelivery Holdings, Inc.	Delaware
GovDelivery, Inc.	Minnesota
GovLoop, Inc.	Minnesota
C3Holdings, LLC (d/b/a gov-interact)	New Jersey
InstaMed Holdings, Inc.	Delaware
Investor Force Holdings, Inc.	Delaware
Investor Force, Inc.	Delaware
Investor Force Securities, Inc.	Delaware
Parchment Inc.	Delaware
Procurian Inc. (f/k/a ICG Commerce Holdings, Inc.)	Delaware
Procurian USA Inc.	Pennsylvania
Procurian Australia Pty Limited	Australia
Procurian Brasil Serviços de Contratação de Suprimentos Ltda.	Brazil
Procurian Canada Inc.	Ontario, Canada
ICG Commerce Czech Republic s.r.o.	Czech Republic
ICG Commerce India Private Limited	India
ICG Commerce Investments, LLC	Delaware
Procurian International I LLC	Delaware
Procurian International II LLC	Delaware
PROCURIAN IP HOLDINGS, LLC	Delaware
ICG Commerce (Shenzhen) Co., Ltd.	China
Procurian UK Limited	United Kingdom
Procurian Singapore Pte. Ltd.	Singapore
Procurian Spain, S.L.	Spain
SeaPass Solutions Inc.	Delaware
BOLT Finance LLC	Connecticut
Business Owners Liability Team LLC	Delaware
Insequor Israel Ltd.	Israel
WhiteFence, Inc.	Delaware

Unless otherwise provided, each of the subsidiaries named above does business under the same name.